Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 6, 2011, with respect to the consolidated financial statements included in the Information Statement of Genie Energy Ltd. and Subsidiaries on Form 10 for the year ended July 31, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statement of Genie Energy Ltd. and Subsidiaries on Form S-8.

/s/ Zwick and Banyai, PLLC

Southfield, Michigan October 27, 2011